CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this "Agreement") is entered into as of November 22, 1999 by and between YouTicket.com inc. ("UTIX"), a Nevada corporation and Reservision, Inc. ("Consultant"), a Michigan Corporaton.

RECITALS

A. UTIX is a public-company whose Common Stock, with a par value of $.0001 per share is quoted on the OTC Bulletin Board. UTIX is in the business of selling tickets and tourist attractions on the Internet.

B. Consultant has experience developing web sites.

C. UTIX wishes to contract for web site development technical expertise.

AGREEMENT

NOW, THEREFORE, it is mutually agreed by and between the Parties as follows:

1. CONSULTING SERVICES. The consulting services contemplated by this Agreement (the "Consulting Services") shall consist of approximately 40 hours (per month) of development and support as needed to maintain and improve the site and may include the following:

     a) Develop the UTIX web site to incorporate new services as they are contracted. Examples of new services include hotel room reservations, golf reservations, weddings, etc. Technical development can range from providing HTML to a co-branded web site to more complex back-end development.

     b) Perform routine maintenance on the UTIX web site to ensure it is functioning appropriately.

     c) Identify, recommend and implement key opportunities to build and retain a steady stream of visitors to YouTicket.com.

     d) Optimize the presence of YouTicket.com at the top Internet search engines.

2. WORK FOR HIRE AND ASSIGNMENT OF PROPRIETARY RIGHTS. Consultant agrees that any and all changes or suggested changes to any of the Company's assets, including but not limited to the Company's web sites, that are considered original works of authorship that are made by Consultant (either solely or jointly with others) within in the scope of the services provided under this Agreement and which are protectable by copyright are "works for hire" pursuant to the United States Copyright Act (17 U.S.C., Section 10).

     Consultant hereby assigns and agrees to assign in the future (when first reduced to practice or first fixed in any tangible medium, as applicable) to the Company, all Consultant's right, title and interest in and to any and all Proprietary Rights and Proprietary Information whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by Consultant, either alone or



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     jointly with others, during the period of consulting services under this
     Agreement. The term "Proprietary Rights" shall mean all trade secret, patents, copyright, mask work and other intellectual property rights throughout the world. The term "Proprietary Information" shall mean (i) trade secrets, inventions, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques, (ii) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, and (iii) information regarding the skills and compensation of other employees of the Company.

3. DUTIES EXPRESSLY EXCLUDED. This Agreement expressly excludes the Consultant from providing any and all capital formation and/or public relations services to the Company inclusive of, but not limited to (i) direct or indirect promotion of the Company's securities; (ii) assistance in making of a market in the Company's securities; and (iii) assistance in obtaining debt and/or equity financing.

4. CONSIDERATION. The Company shall pay to the Consultant in accordance with the Schedule set forth below as consideration for the services herein:

     a)   $3,500 per month (beginning on November 22, 1999), and

     b) 15,000 non-qualified common stock purchase options per month (beginning on November 22, 1999) with an exercise price of $0.01 per option pursuant to a plan, a vesting date of six months from the date of each month's issuance and an expiration date of four years from the date of each month's issuance. The common stock underlying the options will be registered with the Securities and Exchange Commission ("SEC") by filing a Form S-8 at the Consultant's request, such request not to be earlier than ninety (90) days after the Company's Form 10-SB is effective with the SEC. The number of options will be adjusted proportionately for any comprehensive changes in the company's capital structure including stock splits, stock dividends, etc.

5. EXPENSES. UTIX shall bear the Consultant's out-of-pocket costs and expenses to perform the Consulting Services as long as such costs are pre-approved by UTIX.

6. TERM. The term of this Agreement commences November 22, 1999 and continues until terminated by either party (the "Term"). This agreement may be terminated by either party upon 10 days written notice or in the event Consultant is in default (as defined below) in the performance of the Consulting Services, which default is not cured within 10 days following written notice thereof from UTIX. A "default" occurs when, in UTIX's sole and exclusive judgment, Consultant is not satisfactorily performing the Consulting Services.

7. CONSULTANT'S LIABILITY. In the absence of gross negligence or willful misconduct on the part of the Consultant or the Consultant's breach of any term of this Agreement, the Consultant shall not be liable to the Company or to any officer, director, employee, shareholder or creditor of the Company, for any act or omission in the course of or in connection with the rendering or providing of services hereunder. Except in those cases where gross negligence or willful misconduct of the Consultant or the breach by the Consultant of any terms of this Agreement is alleged and proven, the



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     Company agrees to defend, indemnify, and hold the Consultant harmless from and against any and all reasonable costs, expenses and liability (including reasonable attorney's fees paid in the defense of the Consultant) which may in any way result from services rendered by the Consultant pursuant to or in connection with this Agreement. This indemnification expressly excludes any and all damages as a result of any actions or statements, on behalf of the Company, made by the Consultant without the prior approval or authorization of the Company.

8. COMPANY'S LIABILITY. The Consultant agrees to defend, indemnify, and hold the Company harmless from and against any and all reasonable costs, expenses and liability (including reasonable attorney's fees paid in defense of the Company) which may in any way result pursuant to its gross negligence or willful misconduct or in any connection with any actions taken or statements made, on behalf of the Company, without the prior approval or authorization of the Company or which are otherwise in violation of applicable law.

9. CONSULTANT'S REPRESENTATIONS. The Consultant makes the following representations:

     a) Consultant has no prior or existing legally binding obligations that are in conflict with its entering into this Agreement;

     b) Consultant shall not offer or make payment of any consideration to brokers, dealers, or others for purposes of inducing the purchase, making of a market or recommendation for the purchase of the Company's securities;

     c) Consultant is not currently the subject of an investigation or inquiry by the Securities and Exchange Commission, the NASD, or any state securities commission;

     d) Consultant's activities and operations fully comply with now and will comply with in the future all applicable state and federal securities laws and regulations;

     e) Consultant understands that, as a result of its services, it may come to possess material non-public information about the Company, and that it has implemented internal control procedures designed to reasonably insure that none of its employees, agents, consultants or affiliates, trade in the securities of client companies while in possession of material non-public information;

     f) The Consultant at all times shall treat as the Company's confidential trade secrets all data, information, ideas, knowledge and papers pertaining to the affairs of the Company. Without limiting the generality of the foregoing such trade secrets shall include: the identity of the Company's customers, suppliers and prospective customers and suppliers; the identity of the Company's creditors and other sources of financing, the Company's estimating and costing procedure and the cost and gross prices charged by the Company for its products; the prices or other consideration charged to or required of the Company by any of the suppliers or potential suppliers; the Company's sales and promotional policies; and all information relating to entertainment programs or properties being produced or otherwise developed by the Company. The Consultant shall not reveal said trade



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          secrets to others except in the proper exercise of its duties for the
          Company, or use their knowledge thereof in any way that would be detrimental to the interest of the Company unless compelled to disclose such information by judicial or administrative process; provided, however, that the divulging of information shall not be a breach of this Agreement to the extent that such information was (i) previously known by the party to which it is divulged, (ii) already in the public domain, all through no fault of the Consultant, or (iii) required to be disclosed by Consultant pursuant to judicial or governmental order. The Consultant shall also treat all information pertaining to the affairs of the Company's suppliers and customers and prospective customers and suppliers as confidential trade secrets of such customers and suppliers and prospective customers and suppliers; and

     g) Consultant agrees to notify the Company immediately if, at any time, any of the representations and warranties made by the Consultant herein are no longer true and correct or if a breach of any of the representations and warranties made by the Consultant herein occurs.

10. COMPANY REPRESENTATIONS. The Company makes the following representations:

     a)   The Company is in good standing in the state of incorporation, Nevada.

11. ENTIRETY OF AGREEMENT. This Agreement sets forth the entire understanding of the Parties with respect to the matters contemplated hereby. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. This Agreement shall not be amended or modified except by written instrument duly executed by each of the Parties.

12. ASSIGNMENT AND BINDING EFFECT. This Agreement may not be assigned without the prior written consent of the other Party.

13. WAIVER. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof by a written instrument duly executed by such Party.


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14.  NOTICES. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by facsimile, or by registered or certified mail, postage prepaid, as follows:

         If to UTIX to:

         YouTicket.com inc.
         4420 S. Arville St., Suite 13 and 14
         Las Vegas, NV  89103


         If to Consultant, to:

         Reservision Inc.
         216 E. Huron
         Ann Arbor, MI 48104

         or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communications will be deemed to have been given as of the date so delivered, telephoned or mailed.

15. GOVERNING LAW. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Nevada.

16. NO BENEFIT TO OTHERS. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the Parties hereto.

17. SEVERABILITY. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

18. HEADINGS. The headings of this Agreement are inserted solely for the convenience of reference and are not part of, and are not intended to govern, limit or aid in the construction of any term or provision hereof.

19. FURTHER ACTS. Each party agrees to perform any further acts and execute and deliver any further documents that may be reasonably necessary to carry out the provisions and intent of this Agreement.

20. ACKNOWLEDGMENT CONCERNING COUNSEL. Each party acknowledges that it had the opportunity to employ separate and independent counsel of its own choosing in connection with this Agreement.


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21.  INDEPENDENT CONTRACTOR STATUS. There is no relationship, partnership, agency, employment, franchise OR joint venture between the parties. The parties have no authority to bind the other or incur any obligations on their behalf.

22. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written.

                           YOUTICKET.COM INC.
                           A Nevada corporation


                           By:  ____________________
                           Name:  LeAnna Sidhu, President and Director


                           -----
                           An _____


                           By: ____________________
                           Name: _____, Authorized Signatory